Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Regis Corporation 2016 Long Term Incentive Plan of our report dated August 22, 2016 relating to the consolidated financial statements of EEG, Inc. and Subsidiaries, which appears in the Annual Report on Form 10-K of Regis Corporation for the year ended June 30, 2016.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Wilkes-Barre, Pennsylvania
October 27, 2016